Exhibit 99.1

Peoples First, Inc.	Press Release
24 S. Third Street • P.O. Box 550 • Oxford, PA 19363-0550 • (610) 932-9294 • FAX (610) 932-9343

FOR IMMEDIATE RELEASE
Contact: Susan H. Reeves, SVP & CFO	October 21, 2003

PEOPLES FIRST, INC. ANNOUNCES INCREASED EARNINGS

Oxford, PA- Peoples First, Inc., the holding company for The Peoples Bank of Oxford, announced today consolidated earnings of $3,984,000 for the first nine months ended September 30, 2003, up 9.2 % from earnings of $3,650,000 for the first nine months of 2002. Basic and diluted earnings per share for first nine months of 2003 were $1.34 per share up from $1.22 per share for the first nine months of 2002.  Earnings for the third quarter ended September 30, 2003 totaled $1,498,000, up 11.6% compared to earnings of $1,342,000 for the quarter ended September 30, 2002.  Basic and diluted earnings per share for the second quarter of 2003 were $.51 per share, up from $.45 per share for the same period in 2002.  Contributing to the higher earnings for the first nine months of 2003 was an increase in non-interest income of $631,000, combined with a $557,000 increase in net interest income.  The increased income was partially offset by increased non-interest expense, which was up by $487,000, along with an increase of $120,000 in the provision for loan losses. Net interest income was up 4.7% for the first nine months of 2003 compared to the same period last year as a result of the increased volume of earning assets contributing to higher interest income and the lower rates on deposits decreasing interest expense.  The net interest margin continues to compress averaging 4.30 % for the first nine months of 2003, compared to an average of 4.71% for the year 2002. Non-interest income, which was up 17.7% for the nine months ended September 30, 2003, compared to the same time period in 2002, primarily reflects increased income from mortgage banking activities, increased earnings from service charges on deposit accounts, and increases in other income, partially offset by decreased investment management fees and not realizing as large of a gain on called securities.  Operating expenses increased 4.8%, primarily as a result of higher salary and employee benefits expense.

Total consolidated assets at September 30, 2003, were $456 million, up 12.6% from September 30, 2002.  Total deposits increased 14.2% and net loans increased 17.8% from September 30, 2002 to September 30, 2003.  Total assets under management by Peoples’ Trust Department were $129 million at September 30, 2003.

A dividend of $.17 per share will be paid on November 14, 2003, to stockholders of record September 30, 2003.

Hugh Garchinsky, CEO and President of Peoples First, commented, “The good work of our employees and the continued support of our many good customers has combined to produce this excellent financial performance.  Especially given the challenging interest rate environment, we are very pleased to produce such good results.  We thank our shareholders for their loyalty, and we note the 13% increase in our third quarter dividend as well as a 35% increase in our stock price since the end of 2002 as indications of the success of our organization. We are especially pleased to be able to report an 11.6% increase in our third quarter 2003 earnings compared to the third quarter of 2002, which included about $ 200,000 of after-tax non-recurring income related to a recovery on securities that were called.   We are fortunate to be located in growing communities where we can utilize our resources to help businesses expand, families to buy new homes and individuals to meet their varied financial goals. ”

The Peoples Bank of Oxford, a wholly owned subsidiary of Peoples First, Inc., provides a broad range of consumer and commercial banking, investment and trust services.  Founded in 1913, the Bank has nine offices in Oxford, Jennersville, Jenner’s Pond, Avondale, Longwood, Kennett Square and Georgetown, Pennsylvania and Rising Sun, Maryland.  Peoples First stock is traded over the counter under the symbol “PPFR.”

www.peoplesoxford.com	MEMBER F.D.I.C.